UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2008

Palm, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29597	94-3150688
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

950 W. Maude Avenue, Sunnyvale, California	94085
(Address of principal executive offices)	(Zip Code)

(408) 617-7000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Securities Purchase Agreement

On December 22, 2008, Palm, Inc. (the “Company” or “Palm”) entered into a Securities Purchase Agreement (the “Agreement”) with Elevation Partners, L.P., a Delaware limited partnership (“Elevation”), pursuant to which, among other things, Elevation has agreed to purchase 100,000 detachable units (the “Units”) for an aggregate purchase price of $100 million, with each Unit consisting of (i) one share of the Company’s Series C Convertible Preferred Stock (the “Series C Preferred Stock”) convertible into the Company’s common stock (“Common Stock”) at a conversion price of $3.25 and (ii) warrants (the “Warrants”) for the purchase of 70 shares of Common Stock at an exercise price of $3.25. The closing of the transaction is to occur on or prior to January 31, 2009 subject to the conditions to closing set forth in the Agreement. In certain circumstances and subject to certain conditions, the Company has the right to require Elevation to sell up to an aggregate of 49,000 of the Units to one or more financial institutions or pursuant to an underwritten public offering prior to March 31, 2009 for a purchase price equal to or greater than the purchase price paid for such Units by Elevation, with Palm receiving any net gains realized upon such a sale.

Elevation presently owns 325,000 shares of Palm’s Series B Convertible Preferred Stock (the “Series B Preferred Stock”) and two general partners of Elevation, Fred Anderson and Roger McNamee, serve on the Company’s Board of Directors pursuant to Elevation’s rights under the current stockholders’ agreement to appoint a number of directors that is proportional to Elevation’s voting interest in the Company. As a result of this transaction, Elevation’s voting interest will increase to approximately 38%, assuming no Units are transferred to designated third parties as described above. As a result, Elevation would have the right to appoint 38% of Palm’s Board following the closing of the transaction. Elevation will continue to be subject to standstill provisions pursuant to an Amended and Restated Stockholders’ Agreement following the closing of the transaction.

Each share of Series C Preferred Stock: (i) is generally entitled to receive cash dividends with the holders of Common Stock on an as-converted basis; (ii) is convertible into a number of shares of Common Stock equal to the quotient of $1,000 divided by the conversion price then in effect, which is initially $3.25; (iii) votes generally with the Series B Preferred Stock and Common Stock on an as-converted basis on all matters, other than those matters on which the Series C Preferred Stock is entitled to vote as a separate class by law and the election of directors, provided that in the event that a holder and its affiliates would hold more than 39.9% of the combined voting power of the Company’s preferred stock and Common Stock (the “Voting Limitation”), such holder’s voting interest will be capped at 39.9%; (iv) is pari passu with the Series B Preferred Stock and senior to the Common Stock upon a liquidation of the Company; (v) is convertible into Common Stock at the option of the Company after three years from issuance if (A) the average closing price for the preceding 30 trading days, (B) the closing price for 20 of the preceding 30 trading days, and (C) the closing price for the preceding 15 trading days, equals or exceeds 300% of the conversion price then in effect; (vi) is otherwise convertible into Common Stock at the election of the holder at any time, provided that a holder will be prohibited from converting Series C Preferred Stock to Common Stock to the extent that the Voting Limitation would be exceeded; (vii) is mandatorily redeemable by the Company in October 2014; (viii) is redeemable at the option of the Company or holders of Series C Preferred Stock upon qualifying mergers, consolidations, acquisitions or other business combinations involving the Company for 101% of the regular liquidation preference of the preferred stock; and (ix) is generally entitled to customary anti-dilution adjustments, including for stock splits, dividends, distributions, rights issuances and certain tender offers or exchange offers, as well as anti-dilution adjustments for issuances of equity securities at a price deemed below the conversion price of the Series C Preferred Stock. The foregoing is only a summary description of the rights, preferences and privileges of the Series C Preferred Stock and investors should review the Certificate of Designation of Series C Convertible Preferred Stock (the “Series C Certificate of Designation”) when filed by the Company with the Securities and Exchange Commission (the “SEC”).

The Warrants for the purchase of 7,000,000 shares of Common Stock are exercisable through October 24, 2014 at an exercise price of $3.25 per share. The Warrants provide for customary anti-dilution adjustments, including for stock splits, dividends, distributions, rights issuances and certain tender offers or exchange offers. The foregoing is only a summary description of the Warrants and investors should review the form of the Warrant when filed by the Company with the SEC.

The Agreement contemplates that on or prior to the closing of the transaction, the Company will file the Series C Certificate of Designation with the Secretary of State of Delaware which sets forth the rights, preferences and privileges of the Series C Preferred Stock described above, as well as an Amended and Restated Certificate of Designation of Series B Convertible Preferred Stock, also with the Secretary of State of Delaware, to conform certain provisions to the Series C Certificate of Designation. The Agreement further contemplates that at the closing of the transaction, the Company and Elevation will enter into an Amended and Restated Stockholders’ Agreement and an Amended and Restated Registration Rights Agreement. The Amended and Restated Stockholders’ Agreement will contain, among others, provisions with respect to director nominations, election, appointment and removal, transfers of Series B Preferred Stock, Series C Preferred Stock, Warrants and the Common Stock into or for which such securities are convertible or exercisable, preemptive rights in certain circumstances for issuances below the conversion price or market price, as well as standstill provisions that apply to Elevation and its affiliates. The Amended and Restated Registration Rights Agreement will provide Elevation and certain transferees certain registration rights with respect to the Common Stock issuable upon conversion of the Series B Preferred Stock and Series C Preferred Stock and exercise of the Warrants. The foregoing is only a summary description of the Amended and Restated Stockholders’ Agreement and Amended and Restated Registration Rights Agreement and investors should review the forms of such agreements when filed by the Company with the SEC.

The Agreement contains customary representations, warranties and covenants by the parties. The Agreement also includes customary closing and termination provisions for the Company and Elevation. There can be no assurance that the closing contemplated by the Agreement will occur, or will occur in a timely manner. The foregoing is only a summary description of the Agreement and investors should review the Agreement when filed by the Company with the SEC.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 herein is incorporated by reference into this Item 3.02. The Company is relying on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933 or Rule 506 promulgated thereunder based on representations to the Company made by Elevation that it is an accredited investor.

Item 3.03.	Material Modification to Rights of Security Holders.

Rights Agreement

On December 22, 2008, prior to the execution of the Agreement, the Company and Computershare Trust Company, N.A (the “Rights Agent”), entered into Amendment No. 4 (the “Fourth Amendment”) to the Preferred Stock Rights Agreement between the Company and the Rights Agent, dated as of September 25, 2000 and amended on November 12, 2004, June 1, 2007 and October 24, 2007 (the “Rights Agreement”). The Fourth Amendment provides that neither the execution of the Agreement, the consummation of the purchase of the Units and the conversion and/or exercise of the Series C Preferred Stock and Warrants, as the case may be, into or for the Common Stock, nor the other transactions contemplated by the Agreement will trigger the separation or exercise of the Rights (as such term is defined in the Rights Agreement) or any adverse event under the Rights Agreement. In particular, neither Elevation nor any of its Affiliates or Associates (as such terms are defined in the Rights Agreement) shall be deemed to be an Acquiring Person (as such term is defined in the Rights Agreement), and neither a Distribution Date nor Share Acquisition Date (as such terms are defined in the Rights Agreement) shall be deemed to have occurred, as the result of (i) the execution, delivery or performance of the Agreement, (ii) the announcement of the Agreement or any of the transactions contemplated in the Agreement, including the issuance of the Units by the Company to Elevation and the conversion of the Series C Preferred Stock into Common Stock and/or exercise of Warrants for Common Stock (collectively, the “Transactions”), or (iii) the consummation of the Transactions.

The foregoing is only a summary description of the Fourth Amendment and investors should review the Fourth Amendment when filed by the Company with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PALM, INC.

Date: December 22, 2008	/s/ Mary E. Doyle
Mary E. Doyle
Senior Vice President, General Counsel and Secretary